Exhibit 99.1

For investor inquiries, contact:	For media inquiries, contact:
Craig Scott	Norman Iannarelli
Director of Capital Markets	HWH Public Relations
Cano Petroleum, Inc.	212.355.5049 ext. 127
817.475.0000	normani@hwhpr.com
craig@canopetro.com

CANO PETROLEUM SECURES ADDITIONAL FUNDING

FORT WORTH, Texas, September 19, 2005 – Cano Petroleum, Inc. (Amex: CFW) announced today that on September 16, 2005, it received written commitments for the private placement of 2,100,000 shares of its common stock at $4.14 per share from certain investment advisory clients of a large Boston based institutional investment manager.  The price was above the closing price for Cano shares on September 16, 2005 on the American Stock Exchange.  Funding of the commitments will take place on or before September 30, 2005, upon receipt of American Stock Exchange listing approval.  The gross proceeds will be $8,694,000, and the net proceeds of the issuance will be used for general corporate purposes, working capital and acquisitions.

The common stock offered in the private placement has not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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